Exhibit 10.3
LETTER AGREEMENT

        This LETTER AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2023 between NantHealth, Inc., a Delaware corporation (the “Company”), and the beneficial owners listed on Exhibit A (the “Holders”).
RECITALS
WHEREAS, the Holders are collectively the beneficial owners of $137,500,000 aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2026 (the “Notes”) issued pursuant to the Indenture, dated as of April 27, 2021, among the Company, NaviNet, Inc., a Delaware corporation, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (as amended from time to time, the “Indenture”);
WHEREAS, it is anticipated that the Company will enter into a first lien term loan credit facility in accordance with the Credit Agreement, dated on or around the date hereof, among the Company, certain subsidiaries of the Company, the lenders party thereto (the “Lenders”), GLAS USA LLC and GLAS AMERICAS LLC (as amended from time to time, the “Credit Agreement”), pursuant to which certain Lenders, including affiliates of the Holders and an entity affiliated with Dr. Patrick Soon-Shiong (such affiliated entity of Dr. Soon-Shiong, the “Affiliated Lender”), will agree to make certain term loans to the Company in an aggregate principal amount of $22.5 million (the “Transaction”);
WHEREAS, Section 4.10 of the Indenture prohibits, subject to certain conditions, the Company’s incurrence of any Affiliate Debt (as defined in the Indenture); and
WHEREAS, the parties hereto desire that the Holders (i) irrevocably and permanently waive the Company’s compliance with the covenants set forth in Section 4.10 of the Indenture solely in connection with the Transaction, and (ii) agree not to exercise its right to require the Company to repurchase its Notes pursuant to Section 15.02 of the Indenture upon the occurrence any one or more Fundamental Change(s) (as defined in the Indenture) resulting from a Delisting Event (as defined below) on the terms and conditions contained herein.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Waiver; Covenant to Approve Future Consent. Each Holder hereby agrees to irrevocably and permanently waive the Company’s compliance with Section 4.10 of the Indenture solely in connection with the Transaction and to permit the Company to incur borrowings from the Affiliated Lender in connection with the Transaction. Each Holder further agrees to waive any current or future Default or Event of Default arising from any breach of Section 4.10 of the Indenture arising from any borrowings made by the Affiliated Lender to the Company in accordance and solely in connection with the Transaction. Additionally, each Holder covenants to promptly take any action reasonably requested by the Company or the Trustee (or the Trustee on behalf of the Company) to vote all of its Notes to approve any future waiver, consent or amendment distributed to Holders pursuant to the terms of the Indenture that is consistent with the waivers and agreements described herein this Section 1 (such waiver, consent or amendment an “Indenture Consent”).
2.Waiver of Delisting Event Repurchase Right. For a period beginning on the Closing Date (as defined in the Credit Agreement) and ending on the date that is five months after the Closing Date, each Holder hereby covenants that such Holder shall not, directly or indirectly, in any manner, along or in concert with others, exercise any right to require the Company to repurchase any or all of the Notes pursuant to Section 15.02 of the Indenture upon the occurrence of any Fundamental Change resulting solely from a Delisting Event. For purposes of this Agreement only, a “Delisting Event” shall mean an event or series of events resulting in the Company ceasing to be listed or quoted on any of The

New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market (or any of their respective successors); provided, however, that (x) if the cessation of the listing or quotation on such exchanges or markets is a result of the Company “going private” (a “Rule 13e-3 transaction” as defined in Rule 13e-3(a)(3) promulgated under the Securities and Exchange Act of 1934), then such cessation shall not be deemed to be a “Delisting Event” hereunder and each Holder shall retain all rights under the Notes, including with respect to Section 15.02 of the Indenture and (y) for the avoidance of doubt, the occurrence of any Fundamental Change of the type described in clause (a), (b) or (c) of such definition in the Indenture shall not constitute a “Delisting Event” for purposes of this Agreement, regardless of whether or not any such Fundamental Change also constitutes or causes a Fundamental Change of the type described in clause (d) of such definition in the Indenture.
3.Transfer Restrictions. Until the approval of the Indenture Consent, each Holder agrees that it shall not transfer, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of the Notes to any Person other than an Affiliate provided such Affiliate agrees in writing to be bound by and comply with all of the terms of this Agreement.
4.Further Covenants, Representations and Warranties. Each party hereto hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof, and all such covenants, representations and warranties shall survive and remain until this Agreement is terminated in accordance with Section 7:
(a)Power and Authorization. Each party hereto hereby covenants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has the requisite power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder.
(b)Valid and Enforceable Agreement; No Violations. Each party hereto hereby covenants that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement will not violate, conflict with or result in a breach of or default under (i) such party’s organizational documents, (ii) any agreement or instrument to which such party is a party or by which such party or any of its respective assets are bound or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such party, except for such violations, conflicts or breaches under clauses (ii) and (iii) above that would not, individually or in the aggregate, have a material adverse effect on the financial position, results of operations or prospects of such party or adversely and materially affect its performance of the obligations under this Agreement or on the consummation of the transactions contemplated hereby.
(c)Title to the Notes. Each Holder is currently the sole legal and beneficial owner of the the Notes set forth opposite its name on Exhibit A hereto. Each Holder has good, valid and marketable title to its Notes, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”). Such Holder has not, in whole or in part (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Notes or its rights in its Notes or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Notes.
5.Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes any and all prior oral or written agreements,
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understandings or arrangements (whether or not binding) between the parties in respect of the subject matter hereof.
6.Amendments. No amendments to, or modification of, this Agreement, or waiver of the terms and conditions hereof, will be binding upon either party hereto unless and until approved in writing by each party hereto.

7.Termination. This Agreement shall continue in full force and effect until the earlier of (A) the later of (x) the date that is five months following the Closing Date and (y) the date on which an Indenture Consent shall have become effective and (B) a termination of the Agreement in writing by the Company.
8.Successors and Assigns. This Agreement will benefit and bind successors of the Company and the Holders. Any attempted assignment of this agreement by any Holder without the prior written consent of the Company will be void and of no effect.
9.Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules that would result in the application of the laws of any other jurisdiction.
10.Jurisdiction. Each party hereto hereby submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any such suit, action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement (in each case, an “Action”), agrees not to commence any such Action except in such courts, and irrevocably agrees that all claims in respect of any such Action and the transactions contemplated hereby or the actions of the parties in the negotiation, performance or enforcement hereof may be heard and determined in such court (and any appellate court thereof).
11.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile or any standard form of telecommunication or e-mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
12.Defined terms; Construction. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Indenture. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

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        IN WITNESS THEREOF, each of the parties hereto has executed this Agreement or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

“Company”
NANTHEALTH, INC.
By: /s/ Bob Petrou Name: Bob Petrou Title: Chief Financial Officer, Treasurer and Secretary

[SIGNATURE PAGE - LETTER AGREEMENT]

“Holder”
HIGHBRIDGE CONVERTIBLE DISLOCATION FUND, L.P. By: Highbridge Capital Management, LLC, as Trading Manager By: /s/ Jonathan Segal Name: Jonathan Segal Title: Managing Director, Co-CIO

“Holder”
HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P. By: Highbridge Capital Management, LLC, as Trading Manager By: /s/ Jonathan Segal Name: Jonathan Segal Title: Managing Director, Co-CIO

“Holder”
Nant Capital, LLC By: /s/ Charles Kenworthy Name: Charles Kenworthy Title: Manager

EXHIBIT A

Holder	Aggregate Principal Amount of Notes Beneficially Owned
Highbridge Tactical Credit Master Fund, L.P.	$42,600,000
Highbridge Convertible Dislocation Fund, L.P.	$32,400,000
Nant Capital, LLC	$62,500,000